Exhibit 99.1
FIRST ALBANY EXITS CORPORATE BOND BUSINESS
ALBANY, NEW YORK, May 2, 2006 – First Albany Capital Inc., the broker/dealer subsidiary of First Albany Companies Inc. (NASDAQ: FACT), announced today that it is exiting the corporate bond business and will be closing its Taxable Fixed Income Corporate Bond Department during the second quarter of 2006.
“A changing environment and continued declines in Taxable Fixed Income corporate bond revenue have led us to make the difficult decision to close that department,” said Alan Goldberg, President and Chief Executive Officer of First Albany Companies. “After substantial review, we concluded that significant capital and investment in personnel would be necessary to develop a sustainable competitive business in this area. However, we felt that the interests of our clients, our company and our shareholders would be better served by devoting our resources to business areas with higher growth and profit potential — Municipal Capital Markets, Fixed Income Middle Markets, Descap Securities and Equity Capital Markets.”
About First Albany
First Albany is a leading institutionally focused independent investment bank that serves the institutional market, the growing corporate middle market and public institutions by providing clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products through its Equities division, Fixed Income division and Venture Capital division, FA Technology Ventures Inc. First Albany is traded on NASDAQ under the symbol FACT with offices in major business and commercial markets.
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FOR ADDITIONAL INFORMATION
PLEASE CONTACT:
Nancy Rice
Director of Marketing
518.447.8039
Rob Fine
Executive Managing Director
212.546.6001